EXHIBIT 10.35




                 CONSOLIDATED FREIGHTWAYS, INC.

                       EXCESS BENEFIT PLAN

                   (Effective January 1, 1987)


                            Preamble

          Consolidated Freightways, Inc. (the "Company") hereby establishes the Consolidated Freightways, Inc. Excess Benefit Plan (the "Plan") for the purpose of providing certain participants in the Consolidated Freightways, Inc. Non-Contractual Employees Pension Plan, effective January 1, 1984, as amended (the "Pension Plan"), with retirement benefits in excess of the limitations on contributions and benefits imposed by Section 415 of the Internal Revenue Code of 1986 and Section 15 of the Pension Plan. This Plan is effective January 1, 1987.

                            SECTION I

                  DEFINITIONS AND CONSTRUCTION

          Except as follows or as otherwise provided, all capitalized terms used in this plan have the same meanings as in the Pension Plan.

          1.1 Excess Accrued Benefit means the Participant's Accrued Benefit calculated without regard to the limitations on contributions and benefits imposed by Section 415 of the Code or Section 15 of the Pension Plan, reduced by the Participant's Accrued Benefit.

                           SECTION II

                          PARTICIPATION

          The persons entitled to benefits under this Plan shall be those Participants (i) who are credited with an Hour of Service on or after January 1, 1987, and (ii) whose benefits under the Pension Plan would be reduced by operation of
     Section 415 of the Code (or the regulations thereunder) or
     Section 15 of the Pension Plan if the benefits were to become payable at the time of the Participant's retirement or death.







                           SECTION III

                             VESTING

          A Participant's benefit under this Plan shall become nonforfeitable when the Participant's Accrued Benefit under the Pension Plan becomes nonforfeitable.

                           SECTION IV

                       AMOUNT OF BENEFITS

          A Participant's benefits under this Plan shall be the Participants's Excess Accrued Benefit.


                            SECTION V

                       PAYMENT OF BENEFITS

          5.1 Any benefit payable pursuant to this Plan shall be paid at the same time and in the same manner as benefits are paid to the Participant under the Pension Plan.

          5.2 If a Participant dies before benefits commence under the Pension Plan, the Participant's spouse shall be entitled to a survivor benefit equal to (i) the applicable survivor annuity provided in paragraph 12.2 of the Pension Plan, calculated for this purpose without regard to Section 415 of the Code and Section 15 of the Pension Plan, reduced by (ii) the survivor benefit paid to the spouse pursuant to paragraph
     12.2 of the Pension Plan. Survivor benefits paid under this Plan shall be paid at the same time and in the same manner as benefits are paid under paragraph 12.2 of the Pension Plan.

          5.3 If a Participant dies after benefits under this Plan commence, survivor benefits, if any, shall be paid in accordance with the form of benefit being paid to the Participant.

                           SECTION VI

                    AMENDMENT AND TERMINATION

          The Board of Directors of the Company shall have authority to amend or terminate this Plan, at any time and from time to time, in whole or in part. Notwithstanding the foregoing, no amendment shall adversely affect the benefits of a Participant who would be entitled to benefits under this Plan (whether or not payment would be deferred) if he terminated employment or died on the date of such amendment.


                           SECTION VII

                    MISCELLANEOUS PROVISIONS

          7.1  Plan Administration

          The general administration of the Plan shall be the responsibility of the Committee. The Committee is authorized to delegate its responsibilities to an administrator or administrative committee. All actuarial determinations shall be made by the actuary appointed for the Pension Plan, and the Committee shall be entitled to rely on the good faith determinations of such actuary.

          7.2  No Employment Contract

          The adoption of this Plan is not a contract between any employer and any employee, nor does it give any employee any right to continue employment with any employer, or interfere with the right of an employer to discharge any employee with or without cause.

          7.3  Non-Alienation of Benefits

          No benefit payable under this Plan may be assigned, pledged, mortgaged or hypothecated, or shall be subject to legal process or attachment for the payment of claims of any creditor of a Participant of surviving spouse of a Participant.


          7.4  No Funding Obligation

          This Plan shall not be construed to require the Company to fund any of the benefits payable under this Plan nor to require the establishment of a trust. The Company, it its sole discretion, may make such arrangements as it desires to provide for the payment of benefits hereunder, and no person shall have any claim against a particular fund or asset owned by the Company or in which it has an interest to secure the payment of the Company's obligations hereunder.

          7.5  Governing Law

          This Plan shall be construed according to the laws of the State of California.

Dated:  December 23, 1987          CONSOLIDATED FREIGHTWAYS, INC


                              By   /s/John P. Kelly

                              Its  Senior Vice President,
                                   General Counsel and Secretary